Exhibit 99.2
                             Joint Filing Agreement

         In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to common stock of Tamboril Cigar Company. This Joint Filing Agreement shall be included as an exhibit to such filing. In evidence thereof, each of the undersigned hereby executes this Joint Filing Agreement as of the 23rd day of January 2003.


/s/ Sally A. Fonner
Sally A. Fonner

/s/ John L. Petersen
John L. Petersen